THE CITIZENS EXECUTIVE DEFERRED SAVINGS PLAN


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                                      INDEX
      Section                                                           Page No.
      -------                                                           --------

SECTION 1:   Purpose                                                          1

SECTION 2:   Definitions                                                      1

SECTION 3:   Administration                                                   4

SECTION 4:   Deferrals                                                        5

SECTION 5:   Company Matching Credits                                         6

SECTION 6:   Growth of Accounts                                               7

SECTION 7:   Distribution                                                     8

SECTION 8:   Hardship Withdrawals                                             9

SECTION 9:   Discretionary Payment                                           10

SECTION 10:  Change in Control                                               11

SECTION 11:  Beneficiary Designation                                         12

SECTION 12:  General Provisions                                              12

SECTION 13:  Withholding                                                     13

SECTION 14:  Amendment, Suspension, or Termination                           14


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Section 1. Purpose

            1.1 The purpose of The Citizens Executive Deferred Savings Plan (the "Plan") is to (a) provide incentives and rewards to employees who occupy certain management and highly compensated positions; (b) assure that the Company's compensation programs for senior management are in alignment with the strategic direction of the Company; and (c) assist the Company in attracting, retaining, and motivating employees of high caliber and experience.

Section 2. Definitions

            2.1 "Account" or "Accounts" shall mean each of a Participant's Deferral Account, and Company Matching Account or any such Accounts or all of such Accounts, as the context requires.

            2.2 "Account Balance" shall mean (a) the sum of (1) the amounts credited to a Participant's Deferral Account, (2) the amounts credited to a Participant's Company Matching Account, and (3) earnings and losses credited to a Participant's Accounts, minus (b) distributions from a Participant's Accounts, including without limitation, Hardship Withdrawals from a Participant's Deferral Account, and forfeitures.

            2.3 "Administrative Committee" shall mean the committee appointed by the Plan Committee to supervise the day to day operation of the Plan.

            2.4 "Beneficiary" shall mean the person or persons designated by a Participant to receive the Participant's Account Balance upon the death of the Participant or a Participant's deemed beneficiary pursuant to Section 11 hereof.

            2.5 "Board" shall mean the Board of Directors of the Company.


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            2.6 "Change in Control" shall mean the occurrence of any of the following:

            (a)   A "change in control" as such term is used in Item 6(e) of
                  Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as in effect at the date hereof (the "Act"); or

            (b) If there has occurred a change in control as the term "control" is defined in Rule 12b-2 promulgated under the Act; or

            (c) When any "person" (as such term is defined in Sections 3(a)(9) and 13(d)(3) of the Act) becomes a beneficial owner, directly or indirectly, of securities of the Company representing 20% or more of the Company's then outstanding securities having the right to vote on the election of directors; or

            (d) If the shareholders of the Company approve a plan of complete liquidation of the Company; or

            (e) A change in the ownership of a substantial portion of the assets of the Company (within the meaning of Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended).

            2.7 "Company" shall mean Citizens Utilities Company, its successors and such of its subsidiary companies as shall be designated by the Board to participate in the Plan.

            2.8 "Company Matching Account" shall mean the separate account maintained for a Participant on the books of the Company reflecting all Company Matching Credits adjusted for earnings and losses thereon.


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            2.9 "Company Matching Credit" shall have the meaning set forth in
      Section 5.1.

            2.10 "Compensation" shall mean a Participant's base salary for a Plan Year without reduction for Deferrals, including before-tax contributions made by a Participant to the Company's 401(k) Plan and contributions to any plan maintained by the Company pursuant to Section 125 of the Internal Revenue Code of 1986, as amended (the "Code").

            2.11 "Deferral" shall mean the amount credited to a Participant's Deferral Account for a Plan Year to reflect Compensation otherwise payable to a Participant during such Plan Year which such Participant has elected to defer pursuant to Section 5.

            2.12 "Deferral Account" shall mean the separate account maintained for a Participant on the books of the Company to reflect Deferrals (adjusted for earnings and losses thereon).

            2.13 "Disability" shall mean a Participant's inability to engage in the customary activities required by his employment by reason of any medically determinable physical or mental impairment as certified by a physician acceptable to the Plan Committee.

            2.14 "Effective Date" shall mean January 1, 1996.

            2.15 "Eligible Employee" shall mean any individual employed by the Company with a base compensation of $100,000 or more who is actively employed by the Company on December 31 of the year preceding the Plan Year of Deferral.

            2.16 "401(k) Plan" shall mean The CUC 401(k) Employee Benefit Plan.

            2.17 "Participant" shall mean an Eligible Employee who elects to make Deferrals for the Plan Year.


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            2.18 "Plan" shall mean The Citizens Executive Deferred Savings Plan.

            2.19 "Plan Committee" shall mean the Compensation Committee of the Board.

            2.20 "Plan Year" shall mean the period commencing on the Effective Date and ending on December 31, 1996 and thereafter, the calendar year.

          2.21 "Retirement" shall mean termination of employment after attaining eligibility for a retirement benefit under the terms of the Citizens Pension Plan.

            2.22 "Termination for Cause" or "Terminated for Cause" shall mean any of the following:

          (a) The Participant shall have willfully failed to perform any of his material obligations as an employee of the Company and shall have failed to cure such failure within ten (10) days after receiving written notice thereof from the Company; or

          (b) The Participant shall have committed an act of fraud, theft or dishonesty which, in the reasonable opinion of the Company, is likely to result in financial harm to the Company; or

          (c) The Participant shall be convicted of (or pleaded nolo contendere to) any felony or misdemeanor involving moral turpitude, which misdemeanor might, in the reasonable opinion of the Company, cause embarrassment to the Company.

Section 3. Administration

            3.1 The Plan Committee shall retain overall supervisory authority and responsibility for the Plan, and shall appoint the Administrative Committee. The Plan shall be administered by the Administrative Committee. The Administrative Committee shall have full power and authority to


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      construe and interpret the Plan, establish and amend administrative regulations to further the purposes of the Plan, and take any other action necessary to administer the Plan. The Plan Committee's and the Administrative Committee's decisions, actions, and interpretations regarding the Plan shall be final and binding upon all Participants and Beneficiaries.

            3.2 The Administrative Committee shall consist of not less than three (3) members. The Administrative Committee shall act by vote or written consent of a majority of its members. Members of the Administrative Committee who are either eligible to become Participants or who are Participants may vote on or participate in any matter affecting the administration of the Plan, provided however, that no member of the Administrative Committee may vote on or participate in a request for a Hardship Withdrawal to such member or any other matter concerning the benefits of such member.

            3.3 The Administrative Committee shall: (a) notify employees who are eligible to become a Participant for a Plan Year; (b) formulate and recommend to the Plan Committee such changes in the Plan as may facilitate the administration of the Plan; (c) value Accounts, and maintain Accounts and records of Deferrals, Company Matching Credits and earnings and losses thereon, payment of Account Balances, and Beneficiary designations; (d) prepare communications to Participants and Beneficiaries; (e) prepare reports and data required by the Company; (f) determine Hardship Withdrawals; (g) obtain necessary consents and approvals; (h) obtain any data requested by the Plan Committee; and (i) take any other actions requested by the Plan Committee or as are otherwise necessary or appropriate, as determined by the Administrative Committee, for effective implementation and administration of the Plan.

Section 4. Deferrals

            4.1 Each employee who is eligible to become a Participant for a Plan Year may become a Participant for such Plan Year (or, during the first year of employment, the portion thereof after electing to participate) by electing, prior to the commencement of the Plan Year or for the first year of employment, within 30 days after commencement of employment on such


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      form as shall be provided to the Participant by the Administrative
      Committee, to make Deferrals for such Plan Year. A Participant's Deferral for a Plan Year shall not exceed 50% of the Participant's Compensation for such Plan Year; provided however that such 50% limit shall be reduced by the before-tax contributions, if any, made by the Participant for such Plan Year to the 401(k) Plan for such year. A Participant's Deferral for a Plan Year (or a portion thereof) shall not be less than $1,000.

            4.2 Each election of Deferral shall be effective only in the Plan Year to which such election of Deferral applies. Elections to make Deferrals for a Plan Year and the amount of such Deferrals for such Plan Year shall be irrevocable.

            4.3 A Participant's Deferrals shall be credited to a Participant's Deferral Account in accordance with procedures determined by the Administrative Committee.

Section 5. Company Matching Credits

            5.1 Effective for each Plan Year, the Company shall accrue a Company Matching Credit on behalf of each Participant who elects to make Deferrals for such Plan Year. For purposes of the Plan "Company Matching Credit" shall mean the amount credited to a Participant's Company Matching Account for a Plan Year based on a rate determined by the Board of Directors at its discretion. The Company Matching Credit may be represented by a hypothetical amount in shares of Citizens Utilities Company Series B stock or such other property as the Board may determine at its discretion. Notwithstanding the foregoing provisions of this Section 5.1, the Company Matching Credit for a Plan Year shall be reduced (but not below zero) by any Company Matching Contributions (as defined under the 401(k) Plan) made for the Participant for such Plan Year under the 401(k) Plan in respect of before-tax contributions.

            5.2 Company Matching Credits, if any, for a Plan Year shall be accrued in each Participant's Company Matching Account on or about the time that the Company Matching Contribution (as defined under the 401(k)
      Plan) for such Plan Year is made to the 401(k) Plan.


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      Upon attaining the age of 55 years, a Participant may elect to transfer amounts from his/her "Company Matching Account" to any of the investment categories then available and/or elect to have participating Company Matching Credits invested in the investment categories elected for their elective Deferred Account.

            5.3 Subject to Section 5.4 below, a Participant shall be vested in Company Matching Credits and the earnings and losses accrued in his/her Company Matching Account upon the earliest of the following events: (a) retirement, or (b) completion of five years of service. A Participant is always fully vested in salary deferrals and earnings and losses on salary deferrals.

            Notwithstanding the foregoing, (a) in the event of a Change in Control, a participant shall be deemed to be 100% vested in his/her Company Matching Account, and (b) a Participant whose employment by the Company ceases on account of death or Disability shall be 100% vested in his/her Company Matching Account. For purposes of this Section 5.3, the term Years of Service shall have the same meaning and shall be calculated in the same manner as set forth under the 401(k) Plan.

            5.4 Notwithstanding anything set forth in Section 5.3 above, in the event that a Participant's employment with the Company is Terminated for Cause, then such Participant shall be deemed to have forfeited any and all non-vested Company Matching Credits and earnings, gains and losses thereon theretofore accrued in his/her Company Matching Account.

Section 6. Growth of Accounts

            6.1 Subject to Section 6.3 below and Section 5.1, a Participant's Deferral and Company Matching Accounts shall be increased by the amount of income and gains and reduced by the amount of losses which would be realized if the amounts credited to each such account were invested in one or more investment mutual funds made available by the Plan Committee under the Plan or in shares of Citizens Utilities Company Series B stock, as elected by the Participant or for the company matching accounts, as determined by the Board of Directors.


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      Expenses incurred in connection with any such investment mutual funds shall be deducted from a Participant's Accounts. Investment elections shall be made in multiples of five percent (5%) of the amount of the Participant's Deferral. Any investment election shall be made on a form prescribed by the Administrative Committee. Notwithstanding anything to the contrary set forth herein, in no event shall the Company, the Plan Committee or the Administrative Committee be responsible for and shall not be held liable for the investment performance of any investment made available hereunder.

            6.2 Subject to Section 6.3, a Participant shall be permitted to change his/her deemed investment election with regard to existing and future balances in his/her Deferral Account one (1) time during each calendar quarter. Any such change in investment election shall be on such form as prescribed by the Administrative Committee and in accordance with such rules and procedures prescribed by the Administrative Committee. Upon attaining the age of 55 years, a participant may elect to transfer amounts from his Company Matching Account to any of the other investment categories then available and/or redirect any Company Matching Credits to any of the investment categories then available.

            6.3 Notwithstanding anything to the contrary set forth herein, the Company shall not be required to invest all or any portion of a Participant's Deferral Account or Company Matching Account, in any of the investment funds set forth in Section 6.1, but may invest such Accounts in any manner it may determine, or not invest such Accounts.

Section 7. Distribution

            7.1 Except as set forth in Sections 8, 9 and 10, a Participant shall irrevocably elect in writing, and file with the Administrative Committee, at the same time as such Participant makes any election to defer Compensation, the period of deferral with respect to such election. A Participant may elect to defer until termination of employment or for a fixed period not exceeding 10 years, subject to the minimum required period of deferral, which is two full calendar years following the year of deferral. Notwithstanding the foregoing, the two-year minimum deferral


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      period shall not apply to payments made as a result of death, Disability,
      Retirement, or pre-Retirement termination.

            7.2 Except as set forth in Sections 8, 9 and 10, a Participant shall irrevocably elect in writing, and file with the Administrative Committee, at the same time as any election to defer, a method of payment of vested amounts deferred under this Plan from the following methods:

            (a) Payment of vested amounts credited to the Participant's Account in a specified number of annual installments, the first installment to be paid in January of the year following the year in which the Participant terminates employment due to his retirement, disability or death.

            (b) Payment of vested amounts credited to the Participant's Account in a single lump sum in the month and year specified by the Participant, or if not specified by the Participant in January of the year next following the year of the Participant's termination for Retirement, Disability, or death.

            (c) Payment in a lump sum as soon as administratively feasible upon termination prior to age 55 with less than five (5) years of service, after the date of termination.

Section 8. Hardship Withdrawals

            8.1 The Administrative Committee may, in its sole discretion, permit a Participant to withdraw all or a portion of the Deferrals credited to his/her Deferral Account without regard to earnings thereon if such Participant demonstrates a Hardship (as defined in Section 8.2 below) to the satisfaction of the Administrative Committee. Hardship Withdrawals from a Participant's Company Matching Account shall not be permitted. In determining whether to grant a Participant's request for a Hardship Withdrawal, the Administrative Committee may consider the resources currently available to a Participant and any resources that may in the future become available to the Participant.


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          8.2 For purposes of the Plan, the term "Hardship" means a circumstance resulting from an immediate and heavy financial need of the Participant and arising from an emergency, and shall mean, (a) extraordinary medical expenses, (b) the purchase of a primary residence, (c) college education expenses for a member of the Participant's immediate family, or (d) any other event beyond the Participant's control, as determined in each such event, by the Administrative Committee in its discretion.

            8.3 A withdrawal on account of Hardship shall only be granted if the Participant demonstrates to the Administrative Committee's satisfaction, by submitting written documentation, incorporating such statements and evidence that the Administrative Committee deems to be relevant, that the Participant's circumstances satisfy the definition of Hardship set forth in Section 8.2 and that the Hardship withdrawal is necessary to satisfy the Participant's financial need.

            8.4 Hardship Withdrawals shall be limited to the amount, determined by the Administrative Committee, in its sole discretion, necessary to relieve the Participant's Hardship. Hardship Withdrawals shall be paid as soon as practicable after the Administrative Committee's approval of the Participant's request. A Participant's Deferral Account shall be reduced by the amount of any Hardship Withdrawals distributed to the Participant.

            8.5 Hardship withdrawals shall be allocated by class year spread across Vested Account Balances.

Section 9. Discretionary Payment

            9.1 Notwithstanding anything to the contrary set forth herein, the Plan Committee may, in its sole and absolute discretion, direct an immediate payment to any or all the Participants or their beneficiary(ies) of all of his/her vested Account Balances in cash, if the Plan Committee determines that such action is in the best interest of either the Company, the Participant(s) or their Beneficiary(ies).


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      9.2 In the event that the Plan Committee shall so direct an immediate payment, in accordance with Section 9.1, then:

      (a) The vested Account Balances to be paid shall be determined by the Plan Committee so as to reflect fairly and equitably appropriate earnings since the last preceding valuation and so as to reflect fairly and equitably such other facts and circumstances as the Plan Committee deems appropriate;

      (b) Compensation which was deferred or was to be deferred with respect to the Plan Year in which such payment occurs shall be paid when otherwise payable (such amounts that would otherwise have been payable prior to the date of such payment or distribution shall be paid as soon as practicable thereafter);

      (c) In the event that vested Account Balances are not paid or made available to a Participant in accordance with Section 9.1 when otherwise due, then such Participant may file a claim for such payment and, if such Participant is successful, then the Company shall reimburse such Participant for reasonable attorneys' fees actually paid by such Participant in enforcing such Participant's rights to such payment; and

      (d) In the event that vested Account Balances are not paid or made available to Participants in accordance with Section 9.1 when otherwise due, then with respect to such unpaid amounts, interest will be credited each month on the last day of the month from the date it was otherwise due until the date it is actually paid at a rate equal to the prime rate in effect at the PNC Bank, Pittsburgh, Pennsylvania, on the last business day of each month.


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Section 10. Change in Control

            10.1 Notwithstanding anything to the contrary set forth herein, (a) a Participant's Account Balance under the Plan and (b) all Deferrals and Company Matching Credits which have been accrued but not yet credited to a Participant's Accounts, shall be paid to each Participant in a lump sum on the occurrence of a Change in Control or as soon thereafter as practicable, but in no event later than five (5) days after the occurrence of the Change in Control, unless, in the opinion of the Plan Committee, it is not in the best interests of the Company, the Participants and their Beneficiaries to cause such payment to be made and to invoke the foregoing provisions of this Section 10.1. In the event of any such distribution, the amounts of each Participant's Account Balance shall be determined by the Plan Committee (which, for this purpose, shall be comprised of members of the Board prior to the Change in Control) so as to reflect fairly and equitably appropriate interest and dividends since the last preceding valuation and so as to reflect fairly and equitably such other facts and circumstances as the Plan Committee deems appropriate.

Section 11. Beneficiary Designation

            11.1 Each Participant shall file with the Administrative Committee a written designation of a Beneficiary on such form as may be prescribed by the Administrative Committee. A Participant may, from time to time, amend or revoke the designation of Beneficiary.

            11.2 If a Participant fails to designate a Beneficiary or if a Participant's designation of Beneficiary fails for any reason, then the Beneficiary or Beneficiaries designated by the Participant, or deemed to have been designated by the Participant under the 401(k) Plan shall be deemed to be the Participant's Beneficiary. If a Participant does not participate in the 401(k) Plan, or if the Participant participates in the 401(k) Plan and has not designated or been deemed to have designated a Beneficiary thereunder, then the Beneficiary or Beneficiaries of such Participant under the Company's defined benefit plan (the Retirement Plan) shall be deemed to be such Participant's Beneficiary. If a Participant does not participate in the Company's Retirement Plan, or if a Participant participates in the Retirement Plan and has not designated or been deemed


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      to have designated a Beneficiary thereunder, then the Beneficiary or
      Beneficiaries of such Participant under the Company's Group Life Insurance Plan shall be deemed to be such Participant's Beneficiary. If a Participant does not participate in the Company's Group Life Insurance Plan, or participates in such Plan, but has not designated or been deemed to have designated a Beneficiary thereunder, and such Participant dies without designating a Beneficiary, then the Administrative Committee shall distribute such Participant's Account Balance to the Participant's estate. If a Beneficiary does not survive the Participant, then the Administrative Committee shall cause such Participant's Account Balance to be distributed to the Participant's estate. If the Beneficiary of a deceased Participant survives the Participant, and dies before such Participant's Account Balance is distributed, then the Plan Committee shall cause such Participant's Account Balance to be distributed to the Beneficiary's estate.

Section 12. General Provisions

            12.1 The rights of a Participant to the payment of deferred compensation as provided in the Plan shall not be assigned, transferred, pledged, or encumbered or be subject in any manner to alienation or anticipation. No Participant may borrow against his/her Account Balance. Accounts shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution or levy of any kind, whether voluntary or involuntary, including but not limited to any liability which is for alimony or other payments for the support of a spouse or former spouse, or for any other relative of any Participant. Any such attempted assignment or transfer shall be void.

            12.2 The Plan is intended to constitute an unfunded deferred compensation arrangement for a select group of management and highly compensated employees. Nothing contained in the Plan, and no action taken pursuant to the Plan, shall create or be construed to create a trust of any kind. The Company's obligations hereunder shall be an unfunded and unsecured promise to pay money in the future for tax purposes and for purposes of Title I of ERISA. A Participant's right to receive his/her Account Balance shall be no greater than the right of an unsecured general creditor of the Company. Account Balances shall be paid from the general funds of the Company,


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      and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such Account Balances.

            12.3 Nothing contained in the Plan shall give any Participant the right to continue in the employment of the Company, or affect the right of the Company to discharge a Participant.

            12.4 The Plan shall be construed and governed in accordance with the laws of the State of Connecticut.

Section 13. Withholding

            13.1 The Company shall deduct from all amounts paid under this Plan any taxes required to be withheld by any federal, state, or local government tax statutes. The Participants and their Beneficiaries, distributees, and personal representatives will be responsible for the payment of any and all federal, foreign, state, local, or other income or other taxes imposed on amounts paid under this Plan.

Section 14. Amendment, Suspension, or Termination

            14.1 The Plan Committee reserves the right to amend, suspend, or terminate the Plan at any time and for any reason; provided, however, that any amendment, suspension, or termination shall not adversely affect the rights of the Participants or Beneficiaries to receive Deferrals, vested Company Matching Credits, and earnings thereon credited to their accounts prior to such action. In the event the Plan is terminated, Account Balances shall be distributed to Participants and Beneficiaries, in a lump sum, as soon as practicable thereafter.


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Executed as of the 1st day of January, 1996.

                                      Citizens Utilities Company

                                      By: /s/ James D. Ranton
                                        ---------------------
                                         Vice President, Human Resources

                                      Attest: /s/
                                                 ------------------------
                                                        Secretary

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